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                                                                    EXHIBIT 3.21

                [Restated electronically for SEC filing purposes]

                          RESTATED OPERATING AGREEMENT
                                       OF
                            OPRYLAND HOSPITALITY, LLC

      THIS OPERATING AGREEMENT (the "Agreement"), made and entered into as of November 30, 2000, is by and among the Members (as hereinafter defined).

                                    Recitals:

      Opryland Hospitality, Inc., a Tennessee corporation (the "Corporation") has filed Articles of Conversion with the Tennessee Secretary of State resulting in the conversion of the Corporation to Opryland Hospitality, LLC (the "Company"). Pursuant to such Articles of Conversion, Gaylord Hotels, LLC became the sole member of the Company. The Members now wish to set forth their mutual rights and obligations with respect to the Company.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

      "Act" means the Tennessee Limited Liability Company Act, as in effect on the date hereof and as from time to time amended.

      "Agreement" means this Operating Agreement, as from time to time amended.

      "Articles" means those certain Articles of Organization of the Company set forth in the Articles of Conversion of the Company filed with the Secretary of State of Tennessee pursuant to which the Company was formed.

      "Company" is defined in the Recitals above.

      "Members" means, collectively, and "Member" means, individually, persons owning some Membership Interest in the Company and listed on Exhibit A hereto, as from time to time amended.

      "Membership Interest" means the Member's interest in the Company, as set forth on Exhibit A hereto, as from time to time amended.
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                                   ARTICLE II
                                   MANAGEMENT

      Section 2.1 Member Management of Company. The overall management of the business and affairs of the Company shall be exercised by or under the direction of the Members. Except where expressly provided herein to the contrary, all decisions with respect to the management of the Company shall be made by the Members.

      Section 2.2 Managers. Managers of the corporation shall be appointed by the Members to perform all duties as may be prescribed by the Members from time to time.

      Section 2.3 Term of Office. Each manager shall hold office at the pleasure of the Members or until such officer's death or such manager shall resign or shall have been removed in the manner hereinafter provided.

      Section 2.4 Resignation and Removal of Directors. A manager may resign at any time by giving notice to the Company. The Members may remove any manager at any time with or without cause.

      Section 2.5 Vacancies. A vacancy in any manager's position may be filled by the Members.

      Section 2.6 Duties of Managers. The managers of the Company, if and when elected by the Members, shall have the authority, acting individually, to bind the Company and shall have such duties as specified from time to time by Members.

                                   ARTICLE III
                                    AMENDMENT

      This Agreement may only be amended, modified or supplemented upon the affirmative vote of the Members holding at least a majority of the Membership Interests.

      IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by themselves or their duly authorized representatives as of the day and year first set out above.

                                               GAYLORD HOTELS, LLC

                                               By:  David C. Kloeppel
                                                    ------------------
                                               Name:  David C. Kloeppel
                                               Title:  Executive Vice President
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                                                                       Exhibit A

     Member Name                                  Membership Interest
     -----------                                  -------------------

          Gaylord Hotels, LLC                          100.0%